Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                                                         Exhibit 99.1

Release date: January 23, 2014	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2014 FIRST QUARTER
•	HIGHER CONSOLIDATED SALES COMPARED TO A YEAR AGO
•	GAAP EARNINGS OF $0.29 PER SHARE; ADJUSTED EARNINGS OF $0.38 PER SHARE
•	DECLARES QUARTERLY DIVIDEND OF $0.11 PER SHARE
•	RE-AFFIRMS GUIDANCE FOR FISCAL 2014

PITTSBURGH, PA, JANUARY 23, 2014 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended December 31, 2013.

The Company reported consolidated sales of $229.9 million for the fiscal 2014 first quarter, compared to $225.6 million a year ago, representing an increase of $4.3 million, or 1.9%.  Net income attributable to the Company for the current quarter was $7.9 million, or $0.29 per share.  On a non-GAAP adjusted basis, earnings for the current quarter were $0.38 per share (a reconciliation of non-GAAP financial information is provided in the table below).

Net income attributable to the Company was $8.3 million, or $0.30 per share, for the fiscal 2013 first quarter.  On a non-GAAP adjusted basis, earnings for the fiscal 2013 first quarter were $0.42 per share.

The increase in consolidated sales for the fiscal 2014 first quarter primarily reflected sales growth in the Company’s Marking and Fulfillment Systems segment and the benefit of recent acquisitions.  Earnings for both periods were impacted by unusual items.  These items primarily included charges related to the Company’s strategic cost initiatives.  In addition, current year unusual items included costs in connection with certain litigation in the Funeral Home Products segment.  Prior period unusual items also included acquisition-related expenses.

Matthews International Corporation                                                                                     2 of 5                                           January 23, 2014

In the Brand Solutions group, the Marking and Fulfillment Systems segment reported improved operating results for the current quarter on higher sales volume and the benefit of the acquisition of Pyramid Controls, Inc. (completed in the first quarter a year ago).  Sales for the Graphics Imaging segment were also higher than a year ago mainly attributable to the acquisition of Wetzel GmbH (December 2012).  The Merchandising Solutions segment reported lower sales for the current quarter compared to last year due primarily to a decline in sales to several national accounts.  The decline is generally attributable to timing of customer projects as the segment is projecting higher sales for the fiscal year.

In the Memorialization group, the Cemetery Products and Funeral Home Products segments reported lower sales for the fiscal 2014 first quarter, compared to a year ago, principally reflecting a decline in the estimated number of U.S. casketed, in-ground burial deaths.  The Cremation segment also reported a decrease in sales for the current quarter primarily reflecting timing of anticipated equipment installations.  Average U.S. order rates in this segment remained relatively stable for the quarter.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our operating results for the quarter were generally in line with our expectations.  The Company’s consolidated sales improvement reflected the benefit of volume growth in the Marking and Fulfillment Systems segment and the contributions of recent acquisitions.  As we anticipated, Cremation and Merchandising Solutions segment sales were impacted by the timing of customer projects; both of these businesses are expected to report sales growth in fiscal 2014.

“In addition, the Funeral Home Products segment reported improved operating margins, excluding unusual items, despite a recent decline in the estimated number of casketed, in-ground burial deaths in the U.S.  We are beginning to realize the benefits of our recent strategic cost initiatives in this business.  These initiatives are continuing as we have recently expanded our lean efforts into this segment and the Merchandising Solutions segment.  Please note that the unusual costs associated with these projects will be ongoing and we will continue to identify them in our reports.

“Looking forward into fiscal 2014, we are seeing favorable trends in order rates in many of our businesses.  Unit volume in our Cemetery Products and Funeral Home Products segments will be driven mainly by U.S. death rates.  We will remain focused on the strategic initiatives toward improving our cost structure, particularly in the areas of lean and sourcing.”

Matthews International Corporation                                                                                       3 of 5                                                      January 23, 2014

Mr. Bartolacci further stated:  “In November 2013, we provided guidance that adjusted (non-GAAP) earnings per share were projected to be in the range of $2.62 to $2.70 for fiscal 2014.  Based on the fiscal 2014 first quarter operating results and our current forecasts, we are maintaining our projections at this time.”

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The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.11 per share on the Company’s common stock for the quarter ended December 31, 2013.  The dividend is payable February 17, 2014 to stockholders of record February 3, 2014.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions. The Company's products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables; industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                       4 of 5                                                      January 23, 2014

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2012	2013
Sales	$225,609	$229,945
Cost of sales	(145,635)	(148,569)
Gross profit	79,974	81,376
Selling and administrative expenses	(63,475)	(66,380)
Operating Profit	16,499	14,996
Other income (deductions), net	(4,119)	(3,009)
Income before income taxes	12,380	11,987
Income Taxes	(4,377)	(4,081)
Net Income	8,003	7,906
Non-controlling interests	252	8
Net income attributable to Matthews	$8,255	$7,914
Earnings per Share – Diluted	$0.30	$0.29

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

Matthews International Corporation                                                                                       5 of 5                                                      January 23, 2014

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended December 31,		Projected Fiscal Year Ending September 30, 2014
	2012	2013
Earnings per share, as reported	$0.30	$0.29	$2.17 - $2.35
Pension and postretirement expense adjustment (1)	0.04	0.02	0.10
Cost reduction initiatives and other charges	0.03	0.06	0.18 - 0.25
Litigation costs	-	0.01	0.07 - 0.10
Acquisition-related costs	0.03	-	-
ERP implementation costs	0.02	-	-
Earnings per share, as adjusted	$0.42	$0.38	$2.62 - $2.70

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.